REDACTED VERSION




POWER PURCHASE AND SALE AGREEMENT


BETWEEN



MONTAUP ELECTRIC COMPANY


AND


CONSTELLATION POWER SOURCE, INC.


December 21, 1998

        TABLE OF CONTENTS





                                                  Page
ARTICLE 1.       Definitions                        1
ARTICLE 2.       Effective Date; Term and Conditions Precedent   6
ARTICLE 3. Delivery of Power; Hydro Quebec Transmission Use Rights; Designation of Purchaser as Agent; Assignment of Commitments
                                                   11
ARTICLE 4.       Payments                          16
ARTICLE 5.       Covenants of the Parties          19
ARTICLE 6.       Force Majeure                     23
ARTICLE 7.       Events of Default; Remedies       24
ARTICLE 8.       Representations and Warranties    26
ARTICLE 9.       Indemnification                   29
ARTICLE 10.      Dispute Resolution                31
ARTICLE 11.      Miscellaneous                     32


SCHEDULE 1       Commitments
SCHEDULE 1-A     Agreements Related to Hydro-Quebec Interconnection
SCHEDULE 2       Seller Payments
SCHEDULE 3       Seller Required Regulatory Approvals
SCHEDULE 4       Purchaser Required Regulatory Approvals
SCHEDULE 5       Exceptions to Seller's Title to the Commitments
SCHEDULE 6       Defaults Under the Commitments
SCHEDULE 7       Legal Proceedings
SCHEDULE 8       Form of Guaranty


POWER PURCHASE AND SALE AGREEMENT


        This POWER PURCHASE AND SALE AGREEMENT ("Agreement") is dated as of December 21, 1998 and is made by and between MONTAUP ELECTRIC COMPANY, a Massachusetts corporation ("Seller"), and CONSTELLATION POWER SOURCE, INC. a Delaware corporation ("Purchaser") (each individually a "Party", or collectively the "Parties").

RECITALS

        WHEREAS, Seller is engaged in a complete divestiture of its generation assets and purchase power entitlements in accordance with the terms of comprehensive restructuring settlement agreements between Seller, its retail affiliates and regulatory and other parties in Massachusetts and Rhode Island which were approved by the FERC in Docket Nos. ER97-2800-000, et al.; and

        WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the economic benefits and performance obligations, subject to Seller's continuing obligations to make certain payments, associated with the power purchase agreements and transmission support agreements hereinafter described between Seller and third party power suppliers.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
        DEFINITIONS

1.1  Definitions.

        (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

                "Administration Services" means those services provided by
Seller: (i) to maintain the interconnection and meter the electricity produced and delivered under the BHI PPA (for which Seller is entitled to collect and retain the costs therefor from BHI), (ii) to determine and invoice the appropriate charges to be paid by Seller and Purchaser, (iii) to collect the aforementioned charges to be paid by Purchaser and (iv) to provide such operational data with respect to the Commitments that is reasonably available to Seller (to the extent permissible under that Commitment) and as Purchaser may request from time to time.

                "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                "Ancillary Agreements" means the Wholesale Standard Offer Service Agreement, the Seller Guaranty and the Subtransmission Service Agreement, if Purchaser elects, on or prior to the Effective Date in its sole discretion, to enter into such agreement.

                "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Boston, Massachusetts are authorized by law or other governmental action to close.

                "Commitment" means the contracts described in Schedule 1 attached hereto and made a part hereof, together with any modifications, amendments or supplements thereto.

                "Eastern" means Eastern Edison Company, a Massachusetts corporation.

                "Encumbrances" means any mortgages, pledges, liens, security interests, assignment, conditional and installment sale agreements, activity and use limitations, conservation easements, easements, deed restrictions, encumbrances and charges of any kind.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Federal Power Act" means the Federal Power Act of 1935, as amended.

                 "FERC" means the Federal Energy Regulatory Commission.

                "Good Utility Practice" means any of the applicable practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period; which in each case in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result in a manner consistent with law, regulation, safety, environmental protection, economy, and expedition. Good Utility Practice is intended to be acceptable practices, methods or acts as generally accepted in the region, and is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others.

                "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

                 "Interest Rate" means, for any date, the lesser of (a) the per annum rate of interest equal to the prime lending rate then in effect at the main office of BankBoston, or such other lending institution as agreed to by Seller and Purchaser and (b) the maximum rate permitted by applicable law.

                 "Material Adverse Effect" means any change in or effect on Seller, Purchaser, Commitments or Power Sellers after the date of this Agreement that is materially adverse to any of the transactions contemplated hereby, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power; (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at any of the facilities providing Power under the Commitments; (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems; and (iv) any materially adverse change in or effect on or in connection with the Commitments which is cured (including by the payment of money) by Seller promptly in accordance with the terms of the Commitment before the Effective Date.

                 "MDTE" means the Massachusetts Department of Telecommunications and Energy.

                "Moody's" means Moody's Investors Service, Inc., and any successor thereto.

                "NEPOOL" means the New England Power Pool, and any successor thereto,

                "Net Worth" means total assets (exclusive of intangible assets) less total liabilities as reflected on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied.

                 "Person" means any individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

                "Power Seller" or "Power Sellers" means the party or parties with which Seller has contracted for the purchase of Power or the provision of transmission facilities or services under each of the Commitments.

                "Purchaser" means Constellation Power Source, Inc., a Delaware corporation and its successors and permitted assigns.

                "Purchaser Representatives" means Purchaser's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

                "Replacement Price" means the price at which Purchaser, acting in a commercially reasonable manner, purchases substitute Power for the Power not delivered by Seller, plus any additional transmission charges incurred by Purchaser to the Delivery Point; or, absent any such purchase, the market price for such quantity at such Delivery Point during the applicable delivery period as determined by Purchaser in a commercially reasonable manner; provided, that the "market price" for NEPOOL products other than capacity and energy shall be determined by reference to the applicable price for such products as determined by the NEPOOL independent system operator.

                "Retail Companies" means, as applicable, each, any or all of Blackstone Valley Electric Company, Eastern Edison Company and Newport Electric Corporation.

                "RIPUC" means the Rhode Island Public Utilities Commission.

                "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and any successor thereto.

                "Sales Price" means the price at which Seller, acting in a commercially reasonable manner, resells the Power not received by Purchaser, reduced by additional transmission charges, if any, incurred by Seller to effect such resale.

                "SEC" means the Securities and Exchange Commission.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Seller" means Montaup Electric Company, a Massachusetts corporation and its successors and permitted assigns.


                "Standard Offer Service" means the electric service, if any, required to be provided by one or more of the Retail Companies to its retail customers who do not elect to purchase electricity from an alternative supplier in the market.

                 "Subsidiary" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

                "Subtransmission Service Agreement" means the Subtransmission Service Agreement between Seller and Purchaser pursuant to which Seller agrees to sell and Purchaser agrees to purchase certain subtransmission service to facilitate deliveries of Power under the BHI PPA.

                "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                "Transition Costs" means the Contract Termination Charges calculated and collected in accordance with the settlement agreements between Seller and the Retail Companies, approved by FERC in Docket Nos. ER97-2800-000, ER97-3127-000 and ER97-2338-000.

                 "Wholesale Standard Offer Service Agreement" means the Wholesale Standard Offer Service Agreement between the Retail Companies and Purchaser of even date herewith pursuant to which Purchaser has agreed to deliver and sell and the Retail Companies have agreed to receive and purchase of the Retail Companies' Standard Offer Service load obligations.

        (b) Each of the following terms has the meaning specified in the Section or Schedule set forth opposite such term:

Term                     Section/Schedule

AAA                                            10.1
BHI                                            Schedule 1
BHI PPA                                        Schedule 1
Canal PPA                                      Schedule 1
Commitment List                                Schedule 1
Delivery Point                                 3.1(a)
Direct Claim                                   9.2(c)
Due Date                                       4.4(a)
Effective Date                                 2.1(a)
Event of Default                               7.1
Final Order                                    2.1(a)(ii)
Firm Energy Contract                           Schedule 1
Force Majeure                                  6.2
GSP                                            11.11
Indemnifiable Loss                             9.1(a)
Indemnifying Party                             9.1(d)
Indemnitee                                     9.1(c)
Initial Purchaser Credit Support               5.8(a)
McNeil PPA                                     Schedule 1
Northeast PPA                                  Schedule 1
Northeast Security                             2.1(b)(vii)
Non-Performing Party                           3.5(a)
Other Party                                    3.5(a)
Power                                          3.1(a)
Purchaser Payment                              4.1(a)
Purchaser Required Regulatory Approvals        Schedule 4
Resale Proceeds                                4.4(a)
Seller Additional Security                     5.9(c)
Seller Guarantor                               5.9(a)
Seller Guaranty                                5.9(a)
Seller Required Regulatory Approvals           Schedule 3
Seller Payment                                 4.1
Term                                           2.2(a)
Third Party Claim                              9.2(a)
Trigger Payment                                4.3(a)
Trigger Payment Date                           4.3(a)
Trigger Event                                  4.3(b)



ARTICLE 2
        EFFECTIVE DATE; TERM AND CONDITIONS PRECEDENT

2.1     Effective Date; Conditions Precedent.

        (a) The obligations of Seller and Purchaser hereunder are subject to satisfaction of the following conditions precedent and this Agreement shall become effective, unless the Parties otherwise agree, at midnight on the last day of the month in which all such conditions have been satisfied if the conditions are satisfied on or before the 5th Business Day prior to the last day of such month or if not, then midnight on the last day of the next succeeding month after the month in which such conditions have been satisfied, as the case may be; such date is hereinafter referred to as the "Effective Date":

                (i) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of transactions contemplated hereby shall have been issued and remain in effect (each Party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which prohibits the consummation of the transactions contemplated hereby;

                (ii) All federal, state and local government consents and approvals required for the consummation of the transactions contemplated hereby, including, without limitation, Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, shall have been obtained or become Final Orders (a "Final Order" means a final order after all opportunities for rehearing and appeal are exhausted). If such approvals are conditional in any material respect or materially modify , directly or indirectly, the obligations of a Party hereto, such approvals must be acceptable to each Party, in its reasonable discretion; and

                (iii) All consents and approvals for the consummation of transactions contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which Seller or Purchaser, or any of their Subsidiaries or Affiliates, are a party shall have been obtained.

        (b) The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of the following additional conditions:

                (i) There shall not have occurred and be continuing a Material Adverse Effect;

                (ii) Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Effective Date, and the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date;

                (iii) There shall be no Encumbrances on any or all of Seller's rights under the Commitments;

                (iv) Purchaser shall have received certificates from authorized officers of Seller, dated the Effective Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 2.1(b)(i), (ii) and (ii i) have been satisfied;

                (v)     ;

                (vi) Seller shall have taken all actions necessary, including the completion and delivery of all agreements and documents required by NEPOOL, any other power pool, independent system operator, electric reliability council or govern mental or regulatory authority as reasonably requested by Purchaser to enable Purchaser to receive credit for the Power sold and delivered to Purchaser hereunder and to enable Purchaser to transact with respect to such Power for its own account;

                (vii)   ;

                (viii) Seller and Eastern shall have and obtained a finding by the MDTE that Eastern's actions in regard to the Wholesale Standard Offer Service Agreement are in accordance with G.L. c. 164, 94A and 1B(b) and that the Wholesale Standard Offer Service Agreement may become effective, such finding to be final and no longer subject to rehearing, reconsideration or appeal; and

                (ix) Purchaser shall have received an opinion from McDermott, Will & Emery, counsel for Seller, dated the Effective Date and satisfactory in form and substance to Purchaser and its counsel, substantially as follows:

                        (A) Each of Seller, the Retail Companies and the Seller Guarantor is a corporation organized, existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action taken on the part of Seller, the Retail Companies and the Seller Guarantor, as applicable;

                        (B) This Agreement and the Ancillary Agreements have been executed and delivered by Seller, the Retail Companies and the Seller Guarantor, as applicable and (assuming that Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals are obtained) are valid and binding obligations of Seller, the Retail Companies and the

Seller Guarantor, as applicable enforceable against Seller, the Retail Companies and the Seller Guarantor in accordance with their terms, except (1) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                        (C) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, the Retail Companies and the Seller Guarantor will not (1) constitute a violation of the Certificates of Incorporation or Bylaws (or similar governing documents), as in effect on the Effective Date, of Seller, the Retail Companies and the Seller Guarantor, as applicable (2) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller, the Retail Companies and the Seller Guarantor, as applicable is a party or by which Seller, t he Retail Companies and the Seller Guarantor, as applicable may be bound, including, without limitation, the Commitments except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, the Retail Companies and the Seller Guarantor or any of their respective assets;

                        (D) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by Seller, the Retail Companies and the Seller Guarantor of the transactions contemplated by this Agreement and the Ancillary Agreements, other than (1) Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals which are applicable to the transactions contemplated hereby and thereby having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (2) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

                As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions and reasonably acceptable to Purchaser. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by Seller, the Retail Companies and the Seller Guarantor and appropriate officers and directors of Seller, the Retail Companies and the Seller Guarantor and by public officials.

        (c) The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of the following additional conditions:

                (i) Purchaser shall have performed in all material respects covenants and agreements contained in this Agreement required to be performed on or prior to the Effective Date;

                (ii) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date;

                (iii) Seller shall have received a certificate from an authorized officer of Purchaser, dated the Effective Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 2.1(c)(i) and (ii)) have been satisfied;

                (iv) FERC approval of the Stipulations and Agreements filed in FERC Docket No. ER97-3127-000 by and between the Office of the Attorney General of Massachusetts, the Massachusetts Division of Energy Resources, Eastern Edison Company and Seller, dated October 29, 1997; Docket No. ER97-2800-000 by and between the RIPUC, the Rhode Island Division of Public Utilities and Carriers, Blackstone Valley Electric Company, Seller and Newport Electric Corporation; Docket No. ER97-3127-000 and ER97-2800-000 between Seller and the Pascoag Fire District of Rhode Island; Docket No. ER97-3127-00 and ER97-2800-000 between Seller and the Gas and Electric Department of the Town of Middleborough; and Docket No. ER97-2338-000 between Seller and the Taunton Municipal Lighting Plant, Pascoag Fire District of Rhode Island and the Gas and Electric Department of the Town of Middleborough shall continue to be in full force and effect;

                (v) All Seller Required Regulatory Approvals and all other consents and approvals required of Seller to consummate the transactions contemplated by this Agreement shall have been obtained and in full force and effect;

                (vi)    ; and

                (vii) Seller shall have received an opinion from Hunton & Williams, counsel for Purchaser, dated the Effective Date and satisfactory in form and substance to Seller and their counsel, substantially to the effect that:

                        (A) Purchaser is a corporation organized, existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements a nd to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of Purchaser;

                        (B) This Agreement and the Ancillary Agreements have been executed and delivered by Purchaser and (assuming that Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals are obtained) are valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except (1) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                        (C) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser will not constitute a violation of the Certificate of Incorporation or Bylaws (or similar governing documents), as in effect on the Effective Date, of Purchaser;

                        (D) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements other than (1) Purchaser Required Regulatory Approvals, all of such Purchaser Required Regulatory Approvals which are applicable to the transactions contemplated hereby and thereby having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority and (2) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made , would not, in the aggregate have a Material Adverse Effect.

                As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the laws of Delaware, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of Purchaser and its Subsidiaries and by public officials.

        (d)     .

        (e) Each of the Parties shall cooperate in good faith and shall use reasonable efforts to cause the foregoing conditions precedent to be satisfied as soon as reasonably possible. If, notwithstanding the reasonable efforts by both Parties, the conditions precedent set forth in this Section 2.1 have not been satisfied or waived by the Party entitled to the benefit thereof and the Effective Date has not occurred, in each case, on or before the second anniversary of the date hereof, or the Parties mutually agree prior to such date that it will not be possible to satisfy a condition precedent, then either Party may terminate this Agreement, without additional cost or liability resulting from such termination, upon thirty (30) days prior written notice to the other Party.


2.2     Term.

        (a) The "Term" of this Agreement shall be the period from and including the date hereof and shall continue in effect, unless sooner terminated in accordance with its terms, until every obligation of either Party to pay the other Party an amount hereunder, including, without limitation, payments pursuant to Article 4, has been satisfied in full in accordance with the terms of this Agreement.

        (b) At the expiration of the Term, the Parties shall no longer be bound by the terms and provisions hereof, except (i) to the extent necessary to enforce the rights and the obligations of the Parties arising under this Agreement before such expiration or termination and (ii) the obligations of the Parties hereunder with respect to confidentiality, indemnification and audit rights shall survive the expiration or termination of this Agreement and shall continue for a period of two (2) calendar years following such termination.


ARTICLE 3
DELIVERY OF POWER; HYDRO QUEBEC TRANSMISSION USE RIGHTS; DESIGNATION OF PURCHASER AS AGENT; ASSIGNMENT OF COMMITMENTS


3.1     Delivery of Power.

        (a) Commencing as of the Effective Date, each month Seller agrees to sell and deliver and Purchaser agrees to purchase and receive all capacity, energy, any other NEPOOL products and services and any other benefits it receives under each Commitment (collectively, "Power") simultaneously with Seller's receipt thereof from each Power Seller. All Power shall be delivered to Purchaser at the point at which the Power Seller makes delivery to Seller as established under such Commitment (each, a "Delivery Point"). Purchaser shall be responsible for making all arrangements necessary for the further transmission of such Power.

        (b) With respect to each Commitment, and until such time as there is an early termination, replacement or restructuring of the Commitment or a direct amendment and assignment of the Commitment to Purchaser pursuant to
Section 3.4, Seller shall perform the Administration Services and from time to time during the Term of this Agreement take all actions necessary, including, without limitation, the completion and delivery of all agreements and documents required by NEPOOL, any other power pool, independent system operator, electric reliability council or governmental or regulatory authority as reasonably requested by Purchaser to enable Purchaser to receive credit for the Power sold and delivered to Purchaser hereunder and to enable Purchaser to transact with respect to such Power for its own account.

3.2     Hydro Quebec Firm Energy Contract; Transmission Use Rights.

        (a) Commencing as of the Effective Date, and terminating upon termination of the Firm Energy Contract pursuant to Article 21 of said Contract, Seller shall sell and deliver and Purchaser shall purchase and receive all Power that Seller receives under the Firm Energy Contract in accordance with Section 3.1 of this Agreement. Purchaser shall be responsible for scheduling its energy receipts under the Firm Energy Contract directly with NEPOOL and, if billed directly by NEPOOL for energy delivered under the Firm Energy Contract, shall be responsible for making payments therefor directly to NEPOOL. Failure of Purchaser to make such payments shall constitute an Event of Default under this Agreement.

        (b) Seller shall invoice Purchaser for and Purchaser shall pay Seller on a monthly basis, Seller's associated share of transmission facility support payments under those agreements set forth on Schedule 1-A associated with the delivery of Power by Seller to Purchaser that Seller receives under the Firm Energy Contract, as such amounts are increased by any costs incurred by Seller (including, without limitation, general and administrative costs incurred by Seller in administering Seller's open access transmission tariff as the Parties shall agree) or as decreased by any revenues received by Seller, both associated with the sale of transfer capability under Section 3.2(c).

        (c) Purchaser agrees that, to the extent it elects not to use a portion of the transfer capability available to it pursuant to Section 3.2(a), Purchaser shall so notify Seller in writing, and Seller shall make such transfer capability available under Seller's open access transmission tariff on file with the FERC. Seller shall credit Purchaser with the revenues Seller receives from the sale of transmission service associated with such transfer capability as provided in Section 3.2(b). Purchaser agrees to provide Seller with all information available to Purchaser that Seller reasonably requests for the purpose of calculating the charges to each customer that uses a portion of such transfer capability.

        (d)


3.3     Designation of Purchaser as Agent.

        (a) As of the Effective Date, Seller hereby irrevocably and unconditionally appoints Purchaser as its representative and agent for all purposes under each Commitment. Purchaser is authorized to take all actions that Seller may lawfully take under such Commitment without further approval by Seller and in Purchaser's sole discretion including, without limitation, the following: with respect to all matters arising under the Commitments (including, without limitation, directing and scheduling the availability, dispatch, quantity or timing of the Power under each Commitment) deal directly with the Power Sellers, NEPOOL, the independent system operator (as designated under the Restated NEPOOL Agreement, as amended from time to time), other transporters of electric energy, federal, state and local governmental or judicial authorities, and any other persons; act on Seller's behalf in the prosecution or defense, as the case may be, of any rights or liabilities arising under the Commitments; monitor the Power Seller's performance under the Commitments; review and audit all bills and related documentation rendered by the Power Sellers; and on Seller's behalf enter into amendments to the Commitments of any nature; provided, however, that Seller's prior written consent shall be required for (i) actions that increase the price charged for or the quantity of power to be purchased by Seller under a Commitment, (ii) Commitment term extensions, and (iii) any other matter which Seller reasonably believes will increase Seller's financial obligations under a Commitment, and
(iv) any other matter which Seller reasonably believes will materially adversely affect Seller's indemnification rights under a Commitment, which consent shall not be unreasonably withheld. Seller agrees to participate at Purchaser's request and under Purchaser's reasonable direction in any governmental or judicial proceeding with respect to the Commitments, including but not limited to bringing an action to enforce the Commitments. Seller agrees to cooperate with and assist Purchaser in the exercise of its rights under this Section 3.3(a) as Purchaser shall reasonably request from time to time, so long as Purchaser reimburses Seller for the reasonable costs and expenses it incurs in providing such cooperation and assistance (other than with respect to the Administration Services). Seller hereby agrees to provide to Purchaser reasonable access to (including, at the expense of Purchaser, copies of) all information which Seller now has or hereafter acquires with respect to each Commitment (to the extent permissible under that Commitment).

        (b) In assuming responsibility for taking all actions which Seller may otherwise lawfully take under the Commitments pursuant to Section 3.3(a), Purchaser shall act as Seller's agent with respect to each Commitment commencing on the Effective Date and ending (i) with respect to each Commitment that is assigned to Purchaser pursuant to Section 3.4, at the time that such assignment is effective; and (ii) with respect to each Commitment that is not assigned to Purchaser, upon the expiration or termination of such Commitment. Seller shall give such notice to each Power Seller and take such other steps as may be required or appropriate under applicable law to establish the authority of Purchaser as agent and to permit Purchaser to take action under each Commitment consistent with this Agreement. Seller agrees that (i) prior to the appointment of Purchaser as agent for a Commitment, all communications between Seller and the Power Seller related to that Commitment shall be with Purchaser's prior written consent and participation unless such consent or participation is expressly waived by Purchaser; and (ii) subsequent to the appointment of Purchaser as Seller's agent for a Commitment, Seller shall communicate with the Power Seller on matters related to that Commitment only as expressly requested by Purchaser, except in each case for such communications as are necessary for Seller to perform the Administration Services so long as Seller notifies Purchaser of the occurrence and the content of such communications at such time, or as soon as practicable thereafter.

        (c) Seller shall not agree to any amendment to or waiver of rights, or convey to any other person any rights, under a Commitment without Purchaser's prior written consent, which consent shall not be unreasonably withheld, shall not take any actions inconsistent with the provisions of this
Article 3 or take any action or fail to take any action that would result in a material breach of Seller's obligations under the Commitments. Seller shall not, except at the express request of Purchaser, (i) take any actions that increase the costs to be incurred or affect the quantity of Power to be purchased under any Commitment or (ii) exercise any options that may exist under a Commitment, including any extension of the term of a Commitment or
(iii) take any actions inconsistent with the provisions of Sections 3.3(a) and
(b), except as shall be necessary to perform its obligations under the Commitments for the period prior to the Effective Date and except with respect to the Firm Energy Contract, to the extent that any actions taken or omitted to be taken thereunder or in connection therewith are prudent and are not within the sole control of Seller.

        (d) Seller shall request the Power Sellers to direct all communications regarding operations of the facilities under the Commitments, dispatch, scheduling and other matters relevant to the respective Commitments and provided to Seller, directly to Purchaser. To the extent that Seller receives any such information or any notices or documents relating to the Commitments, Seller shall promptly forward such information, notices or documents to Purchaser.

        (e) Upon the request of Purchaser, Seller shall enforce the provisions of any Commitment and/or its rights thereunder, or otherwise support Purchaser in any dispute between Purchaser and the Power Sellers; provided, however, that Seller s hall be compensated for its reasonable costs associated with such efforts.

3.4     Termination or Assignment of Commitments by Purchaser.

Purchaser is hereby authorized and shall be entitled, as Seller's representative and in Seller's name, to negotiate directly with the Power Sellers the early termination, replacement or restructuring of the Commitments or a direct amendment and assignment of the Commitments to Purchaser so that Seller will be released of all further liabilities and obligations under each Commitment and Purchaser will be directly in contract with the Power Seller. Seller shall work cooperatively and use all reasonable efforts to assist Purchaser in such negotiations. If Purchaser and a Power Seller have agreed to a termination, replacement or amendment and assignment of a Commitment, then Seller shall be deemed to have accepted all of the terms agreed to b y Purchaser and Power Seller and shall take all actions and execute and deliver all agreements, documents, instruments and certificates as necessary to consummate such termination, replacement, restructuring or amendment and assignment; provided, how ever, that in the case of an amendment and assignment of a Commitment to Purchaser, the terms of such amendment and assignment must continue to afford to Seller the protections for its or its Affiliates' transmission system embodied in the Commitment . Any amendment and assignment shall include all modifications necessary to reflect the substitution of Purchaser for Seller as the purchasing party under such Commitment (including modifications to Commitment price indices, where appropriate) and t o properly describe interconnection, delivery point and transmission system references in such Commitment. Except as provided in Section 4.3, Seller and Purchaser agree that any such termination or assignment of a Commitment shall not entitle Seller or Purchaser to an adjustment of the Seller Payment obligations.

3.5     Failure to Deliver or Receive Power; Remedies.

        (a) If either Party fails to deliver or receive ("Non-Performing Party"), as the case may be, Power in accordance with the terms and conditions of this Agreement, the other Party ("Other Party") shall, as promptly as practicable, give not ice of such failure to the Non-Performing Party.

        (b) The Other Party shall be entitled to receive from the Non-Performing Party an amount calculated as follows, unless excused by Force Majeure or the Other Party's failure to perform:

                (i) if at any time Seller fails to deliver all or part of the Power delivered to it by the Power Sellers under the Commitments in accordance with the terms and conditions of this Agreement, Seller shall pay Purchaser, on the date payment would otherwise be due to Seller pursuant to
Section 4.4, an amount for each unit of such deficient quantity equal to the positive difference, if any, obtained by subtracting the per unit price applicable to such quantity under the related Commitment from the per unit Replacement Price, plus any reasonable administrative expenses and reasonable attorneys' fees incurred as a result of Seller's failure to deliver; and

                (ii) if Purchaser fails to take delivery of all or part of the Power delivered to it in accordance with the terms and conditions of this Agreement, Purchaser shall pay Seller, on the date payment would otherwise be due, an amount f or each unit of such deficient quantity equal to the positive difference, if any, obtained by subtracting the per unit Sales Price from the per unit price applicable to such quantity under the related Commitment, plus any reasonable administrative expenses and reasonable attorneys' fees incurred as a result of Purchaser's failure to take delivery.

3.6     Duty to Mitigate Damages.

        Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

3.7     Exclusive Remedy.

        The damages provided in Section 3.5 shall be the sole and exclusive remedy of each Party for any failure of the other Party to deliver or receive, as applicable, Power in the quantities or at the times required by this Agreement.


ARTICLE 4
PAYMENTS

4.1     Payments.

        (a) Commencing as of the month following the Effective Date of this Agreement, Purchaser agrees to pay to Seller each month all amounts due and payable in accordance with the applicable provisions of the Commitments from Seller to the Power Seller for the preceding month associated with Power delivered or made available to Purchaser by Seller from each Commitment in the preceding month (each such payment obligation referred to herein as the "Purchaser Payment"). Seller expressly acknowledges and agrees that unless and until a Commitment is terminated or assigned to Purchaser pursuant to Section 3.4, Seller shall remain liable for and timely pay to the applicable Power Sellers all amounts due thereunder.

        (b) Commencing as of the month following the Effective Date of this Agreement and continuing for each succeeding month set forth on Schedule 2, Seller shall pay Purchaser each month the amounts set forth on Schedule 2 in respect of each Commitment applicable to the preceding month (each such amount referred to herein as the "Seller Payment"). Subject to Section 4.3, Seller shall remain obligated to pay each of the Seller Payments through and including the last month of the last year listed on Schedule 2, notwithstanding the termination, expiration, replacement, amendment, assignment or any other change to a Commitment during the Term hereof (or any failure of the Power Seller under any Commitment to deliver Power or otherwise honor its obligations to Seller thereunder). Amounts set forth in Section 2.1(d), if any, shall be set-off against the Seller Payments due in the first ten (10) months after the occurrence of the Effective Date in ten equal installments.

        (c) Except as otherwise provided in Section 4.3, the Purchaser Payment with respect to each Commitment and the Seller Payment with respect to that Commitment owing by each Party for any month shall be offset so that only the net amount shall be p aid by the Party having the greater payment obligation for such Commitment for such month.

        (d) In the event that the amount of the Seller Payment with respect to any Commitment shall in any month exceed the Purchaser Payment with respect to such Commitment under this Section 4.1, Seller shall pay the amount of such exceedance to Purchaser on the date such Purchaser Payment would otherwise be due under Section 4.4.

4.2     Purchaser Right to Amounts Owed by Power Sellers.

        (a) Upon the Effective Date, Seller shall irrevocably and unconditionally assign and thereafter hold for the benefit of and/or credit to Purchaser against payments due from it to Seller under Section 4.1 hereof or, at the election of Purchaser, pay to Purchaser, any and all amounts which are then or thereafter received by Seller from the Power Sellers under the Commitments, including, without limitation, any aggregate differential balances under any Commitment, any energy bank balances and the benefit of and proceeds from any security deposits, letters of credit or other similar instruments or accounts established for the benefit of Seller by the Power Seller, but excluding any credits or refunds received by Seller after the Effective Date which relate to billing errors or reconciliations of pre-Effective Date bills, any amounts paid by the Power Sellers to Seller with respect to disputes that are attributable to a period prior to the Effective Date, and any amounts paid by the Power Sellers to Seller with respect to indemnification rights under a Commitment.

        (b)     .

4.3     Acceleration of Payments Upon Termination or Assignment of Commitment.

        (a) To the extent that a Trigger Event occurs with respect to a Commitment, Seller shall, either (i) continue to make the remaining payments due from Seller to Purchaser in respect of such Commitment pursuant to Section
4.1 or (ii) upon the mutual agreement of the Parties make a full or partial lump-sum payment (the "Trigger Payment") to Purchaser. If Purchaser and Seller agree to a Trigger Payment, such amount shall be paid by Seller to Purchaser concurrently with the Trigger Event , or as soon thereafter as is practicable (but not later than sixty (60) days after the Trigger Event occurred; the date on which the payment occurs being referred to as the "Trigger Payment Date".

        (b) A "Trigger Event" shall mean: (i) an amendment and assignment of a Commitment to Purchaser; or (ii) a termination or expiration of a Commitment, whether by its terms or as a result of negotiations; provided, however, that if at the time any one of the events specified in (i) or (ii) above shall occur, an Event of Default on the part of Purchaser shall have occurred and be continuing, no Trigger Event shall be deemed to have arisen from any such event unless and until such Event of Default shall have been cured.

        (c) The amount of any Trigger Payment shall, except as otherwise mutually agreed by Purchaser and Seller, be the discounted amount as of the Trigger Payment Date (using as the annual discount rate 11.115%) of Seller's remaining payment obligations with respect to the affected Commitment(s) pursuant to Schedule 2 as of the Trigger Payment Date.

        (d) Upon the making of any such Trigger Payment the amounts thereafter payable in accordance with Schedule 2 shall be reduced by the reduction arising under this Section 4.3 from such Trigger Payment.


4.4     Billing and Payment.

        (a) Seller shall timely pay all amounts due to the Power Sellers under the Commitments each month during the Term hereof, which includes the amount Seller receives from Purchaser in connection with such Commitment. Within three (3) Business Days after Seller's receipt of an invoice from a Power Seller pursuant to a Commitment associated with Power delivered or made available to Purchaser by Seller under such Commitment in the preceding month (or after Seller's delivery of a statement to the Power Seller under a Commitment, if Seller prepares or causes the monthly billing statement to be prepared under a Commitment), Seller shall deliver such invoice or statement to Purchaser. On or before the date which is (i) one (1) Business Day prior to the due date set forth on such invoice or (ii) if Seller fails to timely deliver an invoice as provided herein, then ten (10) Business Days after Purchaser's receipt of such invoice or statement (either of such dates, the "Due Date"), Purchaser shall remit payment of the positive difference, if any, of (A) the amount set forth in such invoice or statement to Seller minus (B) the Seller Payment applicable to the Commitment to which such invoice or statement relates for such month minus (C) amounts received by Seller from sales of Power to third parties in accordance with Section 3.5(b)(ii) (such net amounts received by Seller referred to herein as "Resale Proceeds"), such Resale Proceeds to be paid by Seller to the Power Seller s in partial satisfaction of Seller's obligations to the Power Sellers. All payments required under this Agreement shall be paid in cash by federal or other wire transfer of immediately available funds to an account designated by the Party to receive such payment.

        (b) Each invoice or statement shall incorporate all information reasonably necessary to determine the payments due thereunder, including actual and estimated billing information with respect to the Commitments and true-ups and adjustments from prior months.

        (c) Each invoice or statement shall be subject to adjustment for a period of twelve (12) months from the date of its issuance for any changes in estimates or any errors in arithmetic, computation or otherwise.

4.5     Taxes.

Purchaser shall be responsible for any Taxes, costs, losses or charges imposed on or associated with the Power.

4.6     Overdue Payments.

        Overdue payments shall accrue interest at the Interest Rate from, and including, the Due Date to, but excluding, the date of payment.

4.7     Billing Disputes.

        If either Party, in good faith, disputes an invoice, the disputing Party shall pay the entire amount of the invoice no later than the Due Date and immediately notify the other Party of the basis for the dispute. If any amount paid under dispute is ultimately determined to be due to the disputing Party, it shall be credited within one (1) day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by the receiving Party upon request or deducted by the receiving Party from subsequent payments, with interest accrued at the Interest Rate until the date paid or deducted.


        ARTICLE 5
        COVENANTS OF THE PARTIES

5.1     Conduct of Business of the Company.

        Seller and Purchaser shall conduct their businesses with respect to the Commitments according to their ordinary and usual course of business consistent with Good Utility Practice.

5.2     Maintenance of Existence.

        Seller agrees that during the Term of this Agreement, it will maintain its corporate existence and its good standing in all of the states in which it transacts business, will not dissolve and will not consolidate with or merge into another Person unless the Person with which it merges or into which it consolidates assumes in writing all of the obligations of Seller hereunder, and satisfies the Seller Credit Support obligations pursuant to Section 5.9.

5.3     Access to Information.

        (a) Seller will, during ordinary business hours and upon reasonable notice (i) give Purchaser and Purchaser Representatives reasonable access to all books and records of Seller relating to the Commitments; (ii) permit Purchaser to make such reasonable inspections thereof as Purchaser may reasonably request; and (iii) furnish Purchaser, at Purchaser's expense, with such financial and operating data and other information in Seller's possession with respect to the Commitments as Purchaser may from time to time reasonably request; provided, however, (A) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (B) Seller need not supply Purchaser with any information which Seller is under a legal obligation not to supply.

        (b) All information furnished to or obtained by Purchaser and Purchaser Representatives pursuant to this Section 5.3 shall be subject to the confidentiality provisions of Section 5.5.

5.4     Further Assurances.

        Subject to the terms and conditions of this Agreement, each of the Parties hereto will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.


5.5     Confidentiality.

        (a) Seller and Purchaser each agree not to disclose to any Person and to keep confidential, and to cause and instruct its Affiliates, officers, directors, employees, members and representatives not to disclose to any Person and to keep confidential, any and all of the following information: (i) the terms and provisions of this Agreement and the Ancillary Agreements; (ii) any financial, pricing or supply quantity relating to the Power to be supplied by Seller hereunder; (iii) any information that is clearly marked "Confidential;"
(iv) any oral communication that is subsequently reduced to writing and marked "Confidential;" and (v) any information that is required to be kept confidential by the terms of a Commitment. Notwithstanding the foregoing, any such information may be disclosed (A) to the extent required by applicable laws and regulations or by any subpoena or similar legal process of any court or agency of federal, state or local government so long as the receiving P arty gives the disclosing Party written notice as soon as practicable prior to such disclosure; (B) to lenders, advisors and accountants of such Parties; (C) to the extent the non-disclosing Party shall have consented in writing prior to any such disclosure; (D) to the extent any confidential information is available from public non-confidential sources or has been independently developed by the receiving Party prior to its receipt from the disclosing Party; and (E) by Purchaser to prospective buyers of the Power purchased by Purchaser under this Agreement. This Section 5.5 shall supersede any prior confidentiality agreement between Purchaser and Seller. Notwithstanding any provision to the contrary herein, Seller may provide copies or in formation regarding this Agreement to any regulatory agency requesting and/or requiring such information; provided, that any such disclosure includes a request for confidential treatment of the Agreement and/or the redaction of terms considered commercially sensitive by the Purchaser from the copies of the Agreement which are placed in the public record or otherwise made available to third parties.

        (b) Information of a confidential nature which (i) has become public other than as a result of a breach of this Section 5.5; or (ii) was received by the disclosing Party from another source who in turn disclosed the information without violating legal restrictions shall not be subject to this
Section 5.5.

        (c) The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

5.6     Consents and Approvals.

        Seller and Purchaser shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, and (iii) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Purchaser is a party or by which any of them is bound. Seller shall have the right to review and approve in advance all characterizations of the information relating to the Commitments, and each of Seller and Purchaser shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

5.7     Fees and Commissions.

        Seller and Purchaser each represent and warrant to the other that, except for Reed Consulting Group, which is acting for and at the expense of Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder' s fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. Seller and Purchaser will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such Party.

5.8     XX.

5.9     XX

5.10 Parties Bound by Terms.

        The rates, terms and conditions for service specified in this Agreement shall remain in effect for the entire Term hereof, and shall not be subject to change through any unilateral application by either Party to the FERC or the applicable governmental entity acting under the Federal Power Act (or pursuant to any other provision of law) or to any other governmental agency or authority. Each Party hereby irrevocably waives the right to seek any change or to support any application or complaint or other legislative, judicial or regulatory action made seeking a change in such rates or a change in such terms and conditions, absent the mutual agreement of the Parties.

ARTICLE 6
FORCE MAJEURE
6.1     Performance Excused.

        If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the pendency of such Force Majeure but for no longer period, the Party affected by the event (other than t he obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects o f such event of Force Majeure; provided, however, that this provision shall not require Seller to deliver, or Purchaser to receive, Power at points other than the Delivery Point.

6.2 Definition. For purposes of Seller's obligation to deliver, and Purchaser's obligation to receive, Power received by Seller from the Power Sellers, the term "Force Majeure" with respect to such Power deliveries under a Commitment shall solely have the meaning given in such Commitment.



ARTICLE 7
EVENTS OF DEFAULT; REMEDIES

7.1     Events of Default.

        Any one or more of the following shall constitute an "Event of Default" hereunder:

        (a) failure of either Party to pay when due any amount due hereunder, including without limitation, amounts due under the Firm Energy Contract as described in Section 3.2(a) and such failure is not remedied within after writ ten notice of such failure is given by the other Party;

        (b) failure of either Party, in a material respect, to comply with, observe or perform any covenant or obligation under this Agreement (other than the events that are otherwise specifically covered in this Article 7 as a separate Event of Default) and such failure is not cured within ten (10) days after receipt of written notice thereof from the other party;

       (c) any representation or warranty made by either Party herein shall be false or misleading in any material respect;

        (d) a custodian, receiver, liquidator or trustee of either Party or of any of the property of either, is appointed or takes possession and such appointment or possession remains uncontested or in effect for more than ; or either Party makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts as they mature; or either Party is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code against such Party; or any of the material property of either Party is sequestered by court order and the order remains in effect for
more than        ; or a petition is filed against either Party under any
bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently
in effect, and is not stayed or dismissed within          after filing;

        (e) either Party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, trustee or liquidator of the property of either Party;

        (f) an "Event of Default" (as defined in the Wholesale Standard Offer Service Agreement) on the part of "Supplier" (as defined in the Wholesale Standard Offer Service Agreement) or on the part of any of the "Companies" (as defined in the Wholesale Standard Offer Service Agreement), as the case may be, has occurred and is continuing under the Wholesale Standard Offer Service Agreement (such "Event of Default" on the part of "Supplier" shall constitute an Event of Default on the part o f Purchaser hereunder and such "Event of Default" on the part of one or more of the "Companies" shall constitute an Event of Default on the part of Seller hereunder); or

        (g) the failure of a Party to provide alternate credit support in accordance with the terms of Section 5.8 or 5.9, as the case may be, within ten
(10) Business Days after receipt of a written notice with respect thereto, after the occurrence of any of the events described in Sections 7.1(d) or 7.1(e) with respect to such Party's credit support provider.

7.2     Remedies Upon Default.

        The Parties shall have the following remedies available to them with respect to the occurrence of an Event of Default with respect to the other Party hereunder:

        Upon the occurrence of an Event of Default by either Party hereunder, the non-defaulting Party shall have the right (i) to collect all amounts then or thereafter due in accordance with existing invoices to it from the defaulting Party hereunder, and (ii) upon two (2) days prior written notice, immediately and at any time thereafter, to liquidate and terminate this Agreement by closing out this Agreement at its market value at such time (so that a settlement payment in an amount equal to the difference, if any, between such then prevailing market value and the value specified in such agreement shall be due to Purchaser if such market value is greater than such contract value and with such settlement payment being due to Seller if the opposite is the case) and by setting off all market damages so determined and payable by each of the Parties to the other, whereupon all such amounts shall be aggregated or netted to a single liquidated amount, payable within one Business Day by the Party owing the greater such amount to the other. In addition, if Purchaser is the defaulting Party, then Seller shall have the right during the continuation of such default and prior to any termination of this Agreement to cease making the Commitments available to Purchaser hereunder and to instead sell such Commitments to third parties for the account of Seller.

7.3     Limitation of Remedies, Liability and Damages.

        The Parties confirm that the express remedies and measures of damages provided in this Agreement satisfy the essential purposes hereof. For breach of any provision for which and express remedy or measure of damages is provided, such express remedy or measure of damages shall be the sole and exclusive remedy, the obligor's liability shall be limited as set forth in such provision and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly herein provided, the obligor's liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived. Unless expressly herein provided, neither Party shall be liable for any consequential, incidental, punitive, exemplary or indirect damages, lost profits or other business interruption damages, by statute, in tort or contract, under any indemnity provision or otherwise. It is the intent of the Parties that the limitations herein imposed on remedies and the measure of damages be without regard to the cause or causes related thereto, including, without limitation, the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, otherwise obtaining an adequate remedy is in convenient and the liquidated damages constitute a reasonable approximation of the harm or loss.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

        (a) Organization; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to own, lease, and operate it s properties and to carry on its business as is now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or t he nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

        (b) Authority Relative to this Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller, and assuming that this Agreement constitutes a valid and binding agreement of Purchaser, subject to the receipt of Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        (c)     Consents and Approvals; No Violation.

                (i) Other than obtaining Seller Required Regulatory Approvals and Purchaser Required Regulatory Approvals, neither the execution and delivery of this Agreement by Seller nor the performance by Seller of its obligations under this Agreement will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of Seller; (B) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect; (C) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Commitments may be bound, including, without limitation, the Commitments except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, or any of its assets, which violation would have a Material Adverse Effect

               (ii)    Except for such notices or approvals set forth on
Schedule 3 (the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect.

       (d) Title and Related Matters. Except as set forth in Schedule 5, Seller has good and valid title to the Power, free and clear of all Encumbrances.

       (e)     The Commitments.

               (i) Each of the Commitments (A) constitutes a valid, binding and enforceable obligation of Seller and to the best knowledge of Seller constitutes a valid and binding and enforceable obligation of the other parties thereto and (B) is in full force and effect.

                (ii) Except as set forth in Schedule 6, there is not, under any of the Commitments, any default or event which, with notice or lapse of time or both, would constitute a default on the part of Seller and to the best knowledge of Seller on the part of the other parties thereto. The Commitments have not been amended, supplemented or modified except as described in Schedule 1 and the Commitments (as described in Schedule 1) contain the entire understanding of Seller and the other parties thereto with respect to the transactions contemplated thereby.

        (f) Legal Proceedings, etc. Except as set forth in Schedule 7, there are no claims, actions, proceedings or investigations pending or, to Seller's knowledge, threatened against or relating to Seller before any court, governmental or regulatory authority or body acting in an adjudicative capacity relating to the transactions contemplated hereby or that could otherwise have a Material Adverse Effect on the transactions contemplated hereby.

        (g) Regulation as a Utility. Seller is an "electric company" under Massachusetts law and subject to regulation by the MDTE and is also subject to regulation by FERC and the SEC. Seller is subject to the jurisdiction for certain limited purposes of the New Hampshire Public Utility Commission, the Maine Public Utilities Commission and the Connecticut Department of Public Utility Control.

       (h) Disclosure. No representation or warranty by Seller in this Agreement, and no document (including, without limitation, the Commitments) furnished or to be furnished to Purchaser pursuant to this Agreement or in connection herewith or with the transactions contemplated hereby, contains or will contain any untrue or misleading statement or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which ma de, not misleading. All facts of material importance to the business, operations, prospects, condition (financial or otherwise), commitments or liabilities of Seller relevant to the transactions contemplated hereby have been truthfully and completely disclosed to Purchaser in this Agreement.

8.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

        (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and t o carry on its business as is now being conducted. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Purchaser has heretofore delivered to Seller complete and correct copies of its Certificate of Incorporation and Bylaws (or other similar governing documents), as currently in effect.

        (b) Authority Relative to this Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and assuming that this Agreement constitutes a valid and binding agreement of Seller, subject to the receipt of Purchaser Required Regulatory Approvals and Seller Required Regulatory Approvals, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

        (c)     Consents and Approvals; No Violation.

                (i) Except as set forth in Schedule 4, and other than obtaining Purchaser Required Regulatory Approvals and Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will (A) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of Purchaser, (B) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect, (C) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents h ave been obtained, or
(D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its assets.

                (ii) Except as set forth in Schedule 4 (the filings and approvals referred to in Schedule 4 are collectively referred to as the "Purchaser Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Purchaser of the transactions contemplated hereby.

        (d) Regulation as a Utility. Purchaser is a power marketer authorized by the FERC to engage in the wholesale sale and brokering of electric energy and capacity at market-based rates pursuant to FERC Order 79 FERC 61,167, dated May 15, 1 997.

ARTICLE 9
        INDEMNIFICATION

9.1  Indemnification.

        (a) Seller will indemnify, defend and hold harmless Purchaser from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, t he costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance (each, an "Indemnifiable Loss"), asserted against or suffered by Purchaser relating to, resulting from or arising out of (i) any breach or alleged breach by Seller of any covenant or agreement of Seller contained in this Agreement or the Commitments (ii) any claim of a Power Seller or any third party to the extent arising from the acts or omissions of Seller or any of its agents or employees or (iii) any material breach by Seller of any representation or warranty set forth in Section 8.1 hereof.

        (b) Purchaser will indemnify, defend and hold harmless Seller from and against any and all Indemnifiable Losses asserted against or suffered by Seller relating to, resulting from or arising out of (i) any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement, (ii) any claim of a Power Seller or any third party to the extent arising from the acts or omissions of Purchaser or any of its agents or employees or (iii) any material breach by Purchaser of any representation or warranty set forth in Section 8.2 hereof.

        (c) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurer s of such Indemnitee under applicable insurance policies, if any exist, so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss .

       (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

        (e) Purchaser and Seller each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

9.2     Defense of Claims.

        (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has be en or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense a nd by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at the Indemnifying Party's expense.

        (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

        (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

        (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime r ate then in effect of the Bank of Boston, N.A.), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all right s of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

        (e) A failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

ARTICLE 10
DISPUTE RESOLUTION

10.1    Arbitration Proceedings.

        Any dispute or need of interpretation arising out of this Agreement pertaining to the calculation of a termination payment pursuant to Article 7 or a payment required pursuant to Article 4 may be submitted upon request of either Party to binding arbitration by one arbitrator who has not previously been employed by either Party, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be as mutually agreed by t he Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the American Arbitration Association (the "AAA"). Such arbitration shall be held i n alternating locations of the home offices of the Parties, commencing with Purchaser's home office, or in any other mutually agreed upon location. The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. Either Party may initiate arbitration by written notice to the other Party and the arbitration shall be conducted according to the following: (a) not later than seven (7) days prior to the hearing date set by the arbitrator each Party shall submit a brief with a single proposal for settlement, (b) the hearing shall be conducted on a confidential basis without continuance or adjournment, (c) the arbitrator shall be limited to selecting only one of the two proposals submitted by the Parties, (d) each Party shall divide equally the cost of the arbitrator and the hearing and each Party shall be responsible for its own expenses and those of its counsel and representatives and (e) evidence concerning the financial position or organizational make-up of the Parties, any offer made or the details of any negotiation prior to arbitration and the cost to the Parties of their representatives and counsel shall not be permissible. Each Party agrees that it will not bring a lawsuit concerning any dispute covered by this arbitration provision. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in any court of competent jurisdiction.


ARTICLE 11
MISCELLANEOUS

11.1    Entire Agreement.

        This Agreement, together with all Schedules hereto and the Ancillary Agreements constitute the entire agreement between the Parties and supersede all previous offers, negotiations, discussions, communications and correspondence with respect t o the transactions contemplated hereby.

11.2    Amendment.

        This Agreement may be amended only by a written agreement signed by the Parties.

11.3    Assignment.

        Unless mutually agreed to by the Parties, no assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which shall not be unreasonably withheld, provided, however, that no prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or Affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer, incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another Person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the Person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder, and satisfies the Seller Credit Support obligations pursuant to Section 5.9 or the Purchaser Credit Support obligations pursuant to Section 5.8, as the case may be; and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party's rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

11.4    Governing Law.

        The interpretation and performance of this Agreement shall be according to and controlled by the laws of The Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of laws).

11.5    Counterparts.

        This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

11.6    Waiver.

        No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

11.7    Notices.

        All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith:

to Purchaser:

NOTICES & CORRESPONDENCE:
Constellation Power Source, Inc.
David M. Perlman, Esq.
111 Market Place, Suite 500
Baltimore, Maryland  21202
FAX No.: (410) 468-3540
Phone No.: (410) 468-3490

PAYMENTS:
Federal Wire Transfer
First National Bank of Maryland
ABA Routing #052000113
Account: Constellation Power Source, Inc.
Account #: 191-9007-8




INVOICES:
Attn.: Stuart Rubenstein
FAX No.: (410) 468-3540
Phone No.: (410) 468-3430

CREDIT AND COLLECTIONS:
John R. Collins
FAX No. (410) 468-3540
Phone No.: (410) 468-3410

SCHEDULING:
Attn: Stuart Rubenstein
FAX No.: (410) 468-3540
Phone No.:  (410) 468-3430


To Seller:

NOTICES & CORRESPONDENCE:
Montaup Electric Company
Manager, Power Supply Administration
750 West Center Street
West Bridgewater, MA 02379
Fax:  508/559-6125
Phone:  508/559-2000 x3809

INVOICES:

Richard Davis, Accounting Supervisor
c/o EUA Service Corporation
750 West Center Street
West Bridgewater, MA 02379
Fax:  508/559-6125
Phone:  508/559-2000 x3554

PAYMENTS:
Federal Wire Transfer
Fleet Bank
ABA #011-000-206
Montaup Electric Company regular account
Account #028-610-808-5 00101

Contact:
Richard Davis, Accounting Supervisor
Fax: 508/427-6493
Phone: 508/559-2000 x3554

11.8    No Third Party Beneficiaries.

        This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement).

11.9    Severability.

        Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement.


11.10   Construction.

        The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only.

11.11   Advisor.

        Goldman Sachs Power LLC ("GSP") is the exclusive advisor to Purchaser and not a principal of Purchaser. From time to time, Purchaser may designate one or more employees of GSP as Purchaser's agent for purposes of performing its obligations under this Agreement. Purchaser shall be solely responsible for any and all obligations and liabilities associated with this Agreement. Neither GSP, Goldman, Sachs & Co. nor J. Aron & Company, nor any of their affiliates, has any responsibility for, or liability with respect to the obligations of Purchaser under this Agreement or otherwise.

11.12   Audit.

        Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the rendition thereof.



                IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their behalf as of the date first above written.


MONTAUP ELECTRIC COMPANY
By: /s/ Kevin A. Kirby
Name: Kevin A.  Kirby
Title:   Vice President



CONSTELLATION POWER SOURCE, INC.
By: /s/ John R. Collins
Name:  John R. Collins
Title:   Vice President & Treasurer

SCHEDULE 1
to
POWER PURCHASE AND
SALE AGREEMENT

COMMITMENTS


        1. Amended and Restated Power Sales Contract, dated December 18, 1998, between Montaup Electric Company and Southern Energy Canal, L.L.C. (the "Canal PPA").

        2. Power Purchase Agreement, dated October 17, 1986, between Northeast Energy Associates and Montaup Electric Company, as amended on June 28, 1989 and supplemented by Letter Agreement dated May 11, 1992. (the "Northeast PPA").

        3. Purchase Power Agreement, dated January 3, 1989, between Blackstone Hydro, Inc. ("BHI") and Montaup Electric Company, as assignee of Blackstone Valley Electric Company (the "BHI PPA").

        4. Power Supply Agreement, dated December 19, 1984, by and between City of Burlington Electric Department and Montaup Electric Company, as assignee of Newport Electric Corp., as amended by Letter Agreement on July 15, 1986 and on December 29 , 1989 (the "McNeil PPA").

        5. The Firm Energy Contract among Hydro-Quebec and the New England Utilities (as defined therein) dated October 14, 1985 (the "Firm Energy Contract").


        A Commitment shall be automatically deleted from the above Commitment list without further action by the parties: (i) on the effective date of any amendment and assignment of the Commitment pursuant to Section 3.4 of the Agreement, (ii) upon the expiration of such Commitment pursuant to its terms, or (iii) upon the termination of such Commitment pursuant to the written agreement of the parties thereto with the written consent of Purchaser.

SCHEDULE 1-A
to
POWER PURCHASE AND
SALE AGREEMENT

AGREEMENTS RELATED TO
HYDRO-QUEBEC INTERCONNECTION


1. Agreement with Respect to Use of the Quebec Interconnection, dated December 1, 1981, as amended and restated as of September 1, 1985, and as further amended and restated as of November 19, 1997, and as further amended as of April 8, 1998 ("Use Agreement").
2. Phase I Vermont Transmission Line Support Agreement, dated December 1, 1981, as amended on June 1, 1982, November 1, 1982, and January 1, 1986.
3. Phase I Terminal Facility Support Agreement, dated December 1, 1981, as amended June 1, 1982, November 1, 1982, and January 1, 1986.
4. Phase I New Hampshire Transmission Facilities Support Agreement, dated December 1, 1981.
5. Phase II Boston Edison AC Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, and August 1, 1988.
6. Phase II New England Power AC Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, and August 1, 1988.
7. Phase II Massachusetts Transmission Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, October 1, 1987, August 1, 1988, and January 1, 1989.
8. Phase II New Hampshire Transmission Facilities Support Agreement, dated June 1, 1985, as amended May 1, 1986, February 1, 1987, June 1, 1987, September 1, 1987, October 1, 1987, August 1, 1988, January 1, 1989, and January 1, 1990.


SCHEDULE 2
to
POWER PURCHASE AND
SALE AGREEMENT

SELLER PAYMENTS

Monthly amounts



SCHEDULE 3
to
POWER PURCHASE AND
SALE AGREEMENT

SELLER REQUIRED REGULATORY APPROVALS

(i)     Any required approvals under the Federal Power Act;
(ii) (A) notice by Seller to, and an order by, the MDTE approving the Seller Guaranty;
        (B) a finding by the MDTE that Eastern's actions in regard to the Wholesale Standard Offer Service Agreement are in accordance with G.L.
        c. 164, 94A and 1(B)(b) and that the Wholesale Standard Offer Service Agreement may become effective; and
(iii) the approval of the Seller Guaranty by the SEC pursuant to the Holding Company Act.


SCHEDULE 4
to
POWER PURCHASE AND
SALE AGREEMENT

PURCHASER REQUIRED REGULATORY APPROVALS


        The Purchaser requires no regulatory approvals prior to the Effective Date. However, from time to time during the Term of this Agreement, Purchaser must file quarterly transaction reports with the FERC reporting the execution of this Agreement and detailing purchases hereunder that occurred in the prior quarter.


SCHEDULE 5
to
POWER PURCHASE AND
SALE AGREEMENT

EXCEPTIONS TO SELLER'S TITLE TO THE COMMITMENTS


Nothing to Disclose


SCHEDULE 6
to
POWER PURCHASE AND
SALE AGREEMENT

DEFAULTS UNDER THE COMMITMENTS


Nothing to Disclose




SCHEDULE 7
to
POWER PURCHASE AND
SALE AGREEMENT

LEGAL PROCEEDINGS


Nothing to Disclose


SCHEDULE 8
to
POWER PURCHASE AND
SALE AGREEMENT